Exhibit 99.1

Marc Womack Named

Head of Operations for Santander Consumer USA

DALLAS, Sept. 22, 2021 – Santander Consumer USA Holdings Inc. (“SC” or “Santander”) announced that Marc Womack has been named Santander Consumer Head of Operations, effective October 18, 2021. Womack will report to Santander Consumer President and CEO Mahesh Aditya, and will be based out of Dallas. Marc succeeds Sandra Broderick, who will retire in early 2022.

Womack will lead all Operations functions for SC, including Loan Operations, Lease End and Auctions Accounts, Customer Experience, Operations Employee Experience, Operations Business Intelligence and Reporting, Quality Management, Collections, and Operations Business Controls and Risk Management.

Womack has more than 30 years of consumer and commercial banking expertise, with experience across multiple product/service segments including auto, credit card, personal loan, commercial lending and insurance.

Most recently, he was Head of TD Auto Finance, U.S., responsible for the overall leadership and strategic direction of TD’s indirect retail and commercial auto finance businesses. Womack also served TD as Chief Operating Officer where he led the Commercial Lending, Retail Operations and Field Distribution for TD’s U.S. auto organization. Additionally, he was Head of U.S. Product for TD Auto Finance and Chief of Staff to TD Bank, America’s Most Convenient Bank’s President & CEO.

Prior to joining TD, Womack held several senior executive roles at GE Capital, JPMorgan Chase, Capital One, Hyundai Capital America and HSBC.

“I am excited to welcome Marc to Santander Consumer,” said Aditya. “His extensive experience coupled with his industry leadership and advocacy will serve us well as SC continues to strive for next-level service for our consumer and dealer customers, as well as building greater financial inclusion and empowerment in the communities we serve.”

Aditya continued, “I also want to thank Sandra Broderick for her years of service to Santander Consumer. Among her many accomplishments during her tenure with SC, she led key transformative projections in our Operations areas, and modernized and matured the Operations organization. We wish her the very best in her next chapter.”

Womack earned a Bachelor’s degree in Financial Administration from Michigan State University and a Master’s of Business Administration from the Kellogg School of Management at Northwestern University.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $64 billion (for the second quarter ended June 30, 2021), and is headquartered in Dallas, Texas. (www.santanderconsumerusa.com)

Investor Relations:

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Media Relations:

Laurie Kight

214.801.6455

media@santanderconsumerusa.com